Associated Banc-Corp

NEWS RELEASE

For more information:

Investors: Joe Selner, Chief Financial Officer, 920-491-7120
Media: Janet L. Ford, VP of Public Relations, 414-278-1890

Associated Board Declares 155th Consecutive
Quarterly Cash Dividend

GREEN BAY, Wis. – October 22, 2008 – The Board of Directors of Associated Banc-Corp (NASDAQ: ASBC) today declared a regular cash dividend of 32 cents per share, payable on November 17, 2008 to shareholders of record on November 7, 2008. It is the company’s 155th consecutive quarterly cash dividend.

Associated Banc-Corp, headquartered in Green Bay, Wis., is a diversified bank holding company with total assets of $22 billion. Associated has approximately 300 banking offices serving 180 communities in Wisconsin, Illinois, and Minnesota. The company offers a full range of traditional banking services and a variety of other financial products and services. More information about Associated Banc-Corp is available at www.associatedbank.com.